UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2026

METALLUS INC. (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	MTUS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2026, Michael S. Williams notified the Board of Directors (the “Board”) of Metallus Inc. (the “Company”) of his intention to retire from his position as Chief Executive Officer of the Company and simultaneously resign as a member of the Board, in each case effective December 31, 2026. Mr. Williams is expected to remain a non-executive employee of the Company through June 30, 2027, serving as a Special Advisor to the CEO and the Board.

In connection with Mr. Williams’ notification of his intended retirement, the Board appointed and elected Kristopher R. Westbrooks, the Company’s current President and Chief Operating Officer, as President and Chief Executive Officer of the Company and as a member of the Board, in each case effective January 1, 2027.

Mr. Westbrooks, age 48, has served as the Company’s President and Chief Operating Officer since June 2025. Previously, Mr. Westbrooks served as the Company’s Executive Vice President and Chief Financial Officer since initially joining the Company in September 2018. Prior to joining the Company, Mr. Westbrooks served from April 2015 until August 2018 as Vice President, Corporate Controller and Chief Accounting Officer at A. Schulman, Inc., a global supplier of high-performance plastic compounds, composites and powders. From 2011 until his appointment as Chief Accounting Officer in 2015, Mr. Westbrooks held various finance roles of increasing responsibility at A. Schulman, Inc. Mr. Westbrooks earned his bachelor of science degree in business and master’s degree in accountancy from Miami University of Ohio.

For his service as President and Chief Executive Officer of the Company, Mr. Westbrooks is expected to receive the following compensation: (1) base salary at an annual rate of $800,000 per year (an increase of $153,125 per year); (2) continued participation in the Company’s Annual Performance Award program, with a target annual award opportunity increased from 85% to 100% of base salary and a potential payout range from 0% to 200% of target based on actual results for applicable performance measures; (3) continued participation in the Company’s long-term equity incentive program, with a target annual grant opportunity (beginning in 2027) equal to $2,400,000 (an increase of $1,150,000 per year) and awards currently expected to be comprised of 60% performance-based restricted stock units and 40% time-based restricted stock units; and (4) continued participation in the Company’s other standard benefit programs for executives. Mr. Westbrooks is also expected to enter into a revised version of the Company’s standard severance agreement for its chief executive officer that will reduce his severance multiple applicable in a change in control from three to two-and-one-half.

For his service as Special Advisor, Mr. Williams is expected to receive a monthly base salary of $39,375, but Mr. Williams will not participate in any new Company short-term or long-term incentive awards. Mr. Williams is also expected to continue to participate during his employment in the Company’s standard benefit programs in which the Company’s executive officers participate.

Also on August 31, 2026, as part of its succession planning process, the Board approved the appointment of Kevin A. Raketich, Executive Vice President and Chief Commercial Officer, to a new position as Executive Vice President, Strategy and Corporate Development.

Item 7.01	Regulation FD Disclosure.

On August 31, 2026, the Company issued a press release announcing the appointment of Mr. Westbrooks as President and Chief Executive Officer of the Company and as a member of the Board effective January 1, 2027. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release is also available on the Company’s website at www.metallus.com.

The information in this Item 7.01 on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1**	Press Release of Metallus Inc. dated August 31, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METALLUS INC.

Date: August 31, 2026	By:	/s/ Kristine C. Syrvalin
Kristine C. Syrvalin
Executive Vice President, General Counsel and Chief Human Resources Officer